LEASE AGREEMENT

THIS LEASE AGREEMENT entered into in the City of Guaynabo, Commonwealth of Puerto Rico, this 11 day of July, 2017.

OLYMPIC PROPERTIES, INC. a corporation duly organized and validly existing under the Laws of the Commonwealth of Puerto Rico, represented by its Auxiliar Secretary, MARIA A. ORTIZ MATOS, of legal age, single, executive and resident of Bayamón, Puerto Rico (hereinafter “Landlord”);

PROJECT 1493, LLC a limited liability company duly organized and validly existing under the Laws of the Commonwealth of Puerto Rico, represented by its Authorized Representative, David Mitchell, of legal age, married, entrepreneur, and resident of Dorado, Puerto Rico (hereinafter, “Tenant”)

WITNESSETH:

1. PREMISES

1.1 In consideration of the rents and covenants hereinafter reserved and contained and other good and valuable consideration, subject to the conditions hereinafter expressed, Landlord leases to Tenant, and Tenant leases from Landlord, the property detailed in Exhibit A (hereinafter, the “Premises”):

COMMEMRCIAL AREA consisting of approximately 1,500 square feet and 8 parking spaces located on the 1st floor of 509-511 Andalucìa Street in San Juan, Puerto Rico. Tenant warrants, agrees and recognizes that as part of the leasing of the Premises it has the non exclusive right to utilize the Common Area of the Property in conjunction with other tenants of Landlord.

1.2 Landlord hereby represents and warrants that it is the owner in fee simple (“pleno dominio”) of the real property (hereinafter referred to as the “Property”) where the Premises are located, described in the Puerto Rico Property Registry, Third (III) Section of San Juan (the “Registry”), as follows:

URBANA: Solar de forma rectangular que mide veinticuatro punto cero cero (24.00) metros de frente y veintiuno punto cero cero (21.00) metros de fondo marcada con el número cinco (5) y seis (6) de la manzana GE, Urbanización Puerto Nuevo, Propiedad Everlasting Development Corporation, que radica en el barrio Monacillos de Río Piedras, Puerto Rico, con un área barrio Monacillos de Río Piedras, Puerto Rico, con un área superficial de quinientos cuatro punto cero cero (504.00) metros cuadrados, en lindes por el NORTE, SUR, ESTE y OESTE, con terrenos propiedad de Everlasting Corporation, y dando frente al Oeste, con la calle denominada Puerto Nuevo Main Street, (ahora Avenida Andalucía) de la Urbanización.

(6,976) an ol Rogistro do la Propiedad de Puerto Rico, Sección Tercera do San Juan, inscrita al tomo veintisiete (27) del sistema do folio móvil de Monacillos.

1.3 Landlord hereby represents and warrants that there are no options, rights of first refusal or other agreements, verbal or written, with respect to the purchase and sale of the Property, the Premises or any improvements thereon.

1.4 Landlord hereby represents and warrants that to the Landlord’s knowledge there are no violations of any laws, regulations, codes, ordinances orders or requirements affecting the Property, the Premises or any improvements thereon, including without limitation, applicable laws, regulations, codes, ordinances or requirements relating to ecology, the environment, pollution, health or safety.

1.5 Landlord hereby represents and warrants that the Property, the Premises or any improvements thereon are not in violation of any zoning laws and ordinances.

2. TERM

2.1 The initial term of the Lease shall be for a term of (72) months (the “Initial Term”), commencing on August 1st, 2017 (the “Commencement Date”), up to July 31st, 2023.

2.2 Tenant shall have the option to renew the Lease for on an additional one year period (the “Renewal Period”).

2.3 Tenant’s option to renew the Lease for the Renewal Period shall be exercised by Tenant giving written notice through registered mail, return receipt requested, to Landlord no later than sixty (60) days prior to the expiration of the Initial Term.

2.4 Should Tenant request the early termination of this Lease prior to the expiration of the Initial Term and/or a Renewal Period(s) tenant shall pay an early termination penalty equivalent to four (4) months then current as to the date of the early termination monthly rent. Should the early termination of this Agreement be on account of Tenant’s actions and/or omissions and/or default of this Lease, then the penalties and remedies afforded to Landlord will be those detailed is Section 15 of this Lease.

3. RENT

3.1(A) During the first three (3) years of the Lease, commencing on August 1th, 2017, the monthly rent shall be $1,600.00 per month. Thereafter, commencing on July 31 1th 2020 the monthly rent for the Rent of the Premises shall have a yearly increase of five percent (5%) over the prior year and there after every subsequent anniversary of the Lease on every first (1st) day of June (“the Rent”) . Rent for the Renewal Period, if exercised by Tenant, shall be negotiated at such time between Landlord and Tenant. Throughout the Initial Term and/or the Renewal Period, Tenant covenants and agrees to pay the Landlord monthly rent, payable in advance on the first day of each calendar month.

3.1(B) The payment of Rent shall NOT include Tenant’s consumption of electricity, water, sewer, telephone services, internet services, “wifi”, lamps and tubs, common area cleaning and maintenance and pest control.

3.2 Provided the Landlord shall not be in default of its obligations or covenants under the Lease which may impair Tenant’s use and operation of the Premises, all payments of rent hereunder shall be made in advance and upon written demand by Landlord, without deduction, abatement or set-off, by check, ACH, wire transfer or any other method of payment acceptable by Landlord and payable to Landlord or to such other manner as may be designated by written notice from Landlord to Tenant, and if applied, shall be mailed to Landlord at the address specified in the Notice section of this Lease or to such other place as may be designated by written notice from Landlord to Tenant.

3.3 No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent and/or other charges herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, and/or other charges unpaid nor shall any endorsement or statement on any check or letter accompanying any check or payment as rent and/or other charges be deemed and accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent and/or other charges or pursue any other remedy; in this Lease or by law provided.

3. 4 Past Due Rents.

(A) If Tenant shall fail to pay any rents, additional rents or other charges after the same become due and payable, such unpaid amounts shall bear interest from the due date thereof to the date of payment at a eight percent (8%) annual interest rate.

(B) In addition thereto, if Tenant shall fail to pay any rents, additional rents, or other charges within ten (10) days after the same become due and payable, then Tenant shall also pay to Landlord a late payment service charge (covering administrative and overhead expense) equal to whichever is the greater of (i) One Hundred Dollars ($100.00), or (ii) one half percent (0.5%) of one percent (1%) of such unpaid sum after the due date of such payment not been received by Landlord. The provisions herein for late payment service charges shall not be construed to extend the date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligation to pay all such sums at the time or times herein stipulated. Notwithstanding, the imposition of such service charges pursuant to this subsection (B), Tenant shall be in default under this Lease of any or all payments required to be made by Tenant are not made at the time herein stipulated, and neither the demand for, nor collection, by, Landlord of such late payment service charges shall be construed as a cure of such default on the part of the Tenant.

3.5 Additional Rent: All other payments to be made by Tenant hereunder shall be deemed for the purpose of the enforcement of this Contract and/or securing the collection thereof, to be Additional Rent hereunder, whether or not the same be designated as such, and shall be due and payable on demand or together with the corresponding installment, whichever occurs first. Landlord, at its election, shall have the right, (but not the obligation) to pay for or perform any act which requires the expenditure of any sums of money by reason of the failure or neglect of Tenant to perform any of the provision of this Lease within the grace period provided, if any, applicable thereto, and in the event Landlord shall at is election pay such sums or perform such acts requiring the expenditure of monies, Tenant agrees to reimburse and pay Landlord, upon demand, all such sums, which shall be deemed for the purpose of securing the collection thereof to be additional rent hereunder.

4.       USE OF PREMISES

4.1 The Premises are to be used solely for Medical Cannabis Dispensatory duly licensed by the Department of Health of the Commonwealth of Puerto Rico. Tenant agrees to use, occupy and operate, in a first class manner, under Tenant’s trade name, continuously and uninterruptedly, all of the Premises only for the uses permitted under this Agreement. Tenant shall provide Landlord from time to time evidence that it complies with all the legal requisits in order to operate its business. In no event shall any part of the Premises be used for residential purposes, eating or drinking retail establishment or live entertainment with the exception of the lounge area designated for the benefit of Tenants and other tenants employees. Tenant shall not permit knowingly any unlawful business to be conducted upon the Premises. The permitted use of the Premises shall not be changed without the Landlord’s prior written consent in Landlord’s sole discretion.

5.       UTILITIES AND PRE-COMMENCEMENT OBLIGATIONS

5.1 The Landlord agrees to provide all necessary, normal and customary installations for utility services required by use in an office space similar to the Premises. Tenant shall pay for any connection charges, hook-up and tap fees for utilities, including but not limited to electricity, water, sewage, cable, computer, telephone and/or video or voice conference systems, alarm system, access control system, internet, “wifi” and or any other utilities (the Tenant’s Utilities), and shall keep in good condition and repair all plumbing and utility lines servicing the Premises. Except as otherwise provided in this Section, Landlord shall not be responsible for providing any meters or other devices for the measurement of utilities supplied to the Premises. Landlord shall deliver the Premises in broom clean, reasonable, commercial condition at the commencement of the Lease.

5.2 Tenant shall make application for and arrange for all utility services not detailed in Section 3.1 (B) to the Premises, and shall be solely responsible for their initial deposit, and as and when the same become due and payable pay prior to delinquency, all charges for said utilities, and any other utility used or consumed in the Premises, as well as their installation, maintenance and service charges and other costs and expenses directly related to Tenant’s use of such utilities. All of Tenants Utilities serving the Premises shall be separately metered in Tenant’s name. Landlord shall not be liable in the event of any interruption in the supply of any of Tenant’s Utilities to the Premises.

5.3 Tenant agrees that it will not install any equipment which will exceed the capacity of the utility lines leading into the Premises, or the Property where the Premises are located and that if any equipment so installed shall require additional utility facilities to be brought into the Premises and/or the Property the same shall be installed at Tenant’s expense in accordance with plans and specifications to be approved in writing by Landlord. Interruption or impairment of any such utility or related service caused by or necessitated by repairs, improvements, or by any cause shall not give rise to an abatement or a right or cause of action by Tenant against Landlord in damages or otherwise. Landlord may (but shall not be obligated to) pay for such utilities and treat such amount (together with the interest accruing thereto) as additional rent if Tenant does not pay, within ten (10) days all charges due and payable; furthermore, Landlord shall not be liable in the event of any interruption in the supply of any such utilities of the Premises.

6. ALTERATIONS

6.1 During the term of this Lease the Tenant shall have the right at any time, and from time to time, with Landlord’s prior written consent, which consent shall not be unreasonably denied or withheld, to make non-structural changes or alterations to the Premises, provided that any such non-structural change or alteration shall be made by Tenant at Tenant’s sole cost and expense. It is further agreed, that Tenant at its sole expense, shall prepare and provide the Landlord with adequate blueprints containing specifications for any such Improvements of the Premises for review and approval, and shall bear the cost of reasonable fees of a architectural or engineer retained by Landlord, who will analyze and advise Landlord. Tenant shall also bear the cost of the supervision and inspection of said interior construction. Tenant shall require all contractors performing work at the Premises on Tenant’s behalf to carry general accident and public liability insurance covering such activities with coverage limit at least equal to those of Tenant hereunder and workmen’s compensation insurance in statutorily required amounts. Both Landlord and Tenant shall be named as an additional insured on such general liability policies. All changes and alterations shall be made in accordance with applicable building codes and ordinances and pursuant to all required building permits or other governmental approvals.

6.2 All fixtures, furnishing and equipment placed on the Premises at Tenant’s expense shall be and remain the Tenant’s personal property, and, except as provided in the following sentence, all such fixtures, furnishing and equipment may be removed by Tenant, at its expense, at any time prior to the expiration of this Lease. At Landlord’s option, all permanently affixed modifications, alterations, or additions, including but not limited to plumbing, heating, ventilation, conditioning and attached electrical fixtures and equipment in the Premises shall be and remain the property of the Landlord. Any damage to the Premises in the course of removal of any such fixtures, furnishing and equipment shall be repaired by Tenant at Tenant’s own cost and expense.

6.3 Except as provided in this clause, no improvements now or hereafter erected upon the Premises or any part thereof, shall be demolished, altered, added to or changed without the prior written consent of Landlord.

6.4 In any alteration of any nature whatsoever, Landlord may impose upon Tenant, conditions for the restoration of the Premises upon future removal of the alteration or change so that the Tenant in the last instance is responsible for leaving the Premises in tenantable condition.

 7. MAINTENANCE AND COMMON AREA CHARGES

7.1 Common Areas Defined: For the purpose of this Section and wherever else used in this Lease, the term “Common Areas” (as initially constructed or as the same may at any time thereafter be enlarged or reduced) shall mean all areas, space, facilities, equipment, signs and special services from time to time made available by Landlord for the common and joint use and benefit of Landlord, Tenant and other tenants and occupants of the Properties and duly detailed in Exhibit as Common Areas, and their respective employees, agents, subtenants, concessionaires, licensees, customers and invitees, which may include (but shall not be deemed a representation as to their availability. Furthermore, Landlord hereby expressly reserves the right, from time to time, to construct, maintain and operate lighting and other facilities and equipment on all of said Common Areas; to change the area, location and arrangement of the areas forming a part of said Common Areas; and their employees, agents, subtenants, concessionaires and licensees; to enforce parking charges (by operation of meters or otherwise), but in such event the net proceeds from such charges, after deducting the cost of enforcing the same be applied in reduction of the cost of maintaining the Common Areas; to close temporarily all or any portion of the Common Areas for the purpose of making repairs or changes thereto and to establish, modify and enforce reasonable rules and regulations with respect to the Common Areas and the use to be made thereof. Landlord shall operate, manage, equip, light and maintain the common Areas in such manner as Landlord, in its reasonable discretion, may from time to time determine, and Landlord shall have the right and exclusive authority to employ and discharge all personnel with respect thereto. Tenant is hereby given a license (in common with all others to whom Landlord has or may hereafter grant rights) to use, during the term, the Common Areas as they may now or at any time during the Term exist, provided, however, that if the size, location or arrangement of such Common Areas or the type of diminished, Landlord shall not be subject to any liability therefor, nor shall be Tenant be entitled to any compensation or diminution or abatement of rent therefor, nor shall such change or diminution of such areas be deemed a constructive or actual eviction. Tenant hereby acknowledges, consents and agrees that any and/or all services, facilities and access by the public to the Demised Premises may be suspended in whole or in part on legal holidays, on such other days as may be declared by local, Commonwealth or Federal Authorities as days of observance, and/or during any periods of actual or threatened civil commotion, insurrection or other circumstances beyond Landlord’s control when Landlord, in Landlord’s reasonable judgment, shall deem the suspension of such services, facilities, and access necessary for the protection and/or preservation of persons and/or property.

8. REAL ESTATE TAXES

8.1 Landlord shall pay all Real Estate taxes imposed and/or assumed by the “Centro de Recaudacion de Ingresos Municipales (CRIM) over the Real Property.

9. LIENS

9.1 At all times Tenant shall keep the Premises free and clear of mechanics, material men’s and other items, and all charges claims, liens and encumbrance caused by Tenant or anyone claiming through or under Tenant, with the exception of machinery, equipment, inventory of other personal property belonging to Tenant. Upon reasonable notice to Tenant, Tenant shall permit Landlord and its agents to enter into and upon the Premises at all reasonable times for the purpose of placing upon the Premises notices of non-responsibility for the mechanics, material men, and/or contractors provided such entrance not interfere with Tenant’s operations.

9.2 If any such mechanics or other lien shall at any time be filed against the Premises, Tenant shall either cause the same to be discharged of record within thirty (30) days after the date of filing of the same or, if Tenant shall desire to contest any such lien, Tenant shall furnish to Landlord a security deposit in the amount of the claim, plus costs and interest, or shall procure a bond of a reputable bonding company in such amount. The judgment of any court of competent jurisdiction determining the validity and/or amount of any such lien shall be conclusive of such fact as between Landlord and Tenant.

9.3 Landlord hereby represents and warrants that there are no outstanding or unsatisfied liens with respect to the Property, the Premises or any improvements thereon.

10. INSURANCE COVERAGE

10.1 Tenant shall not violate or permit the violation of, any insurance requirements, and shall not do (or permit to be done), or knowingly keep (or permit to be kept), anything in the Premises that could: (i) increase the fire or other casualty or property insurance rate on the Premises or the Property therein over the rate that would otherwise then be in effect; or (ii) result in insurance companies of good standing refusing to insure the Premises or any of such Property in amounts reasonably satisfactory to Landlord. If, by reason of a failure of Tenant to comply with the provisions of this Article 10, the rate of fire or other casualty or property insurance on the Premises, Property or equipment or other property of Landlord shall be higher than it otherwise would be, Tenant shall reimburse Landlord on demand, for that part of the premiums for such insurance paid by Landlord because of such failure on the part of Tenant. A schedule or make up of rates for the Property or the Premises, as the case may be, issued by a Commonwealth Insurance Rating Organization or other similar body making rates for fire or other casualty or property insurance for the Property or the Premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Property or the Premises.

10.2 Tenant agrees that, at all times during the Lease Term (as well as prior and subsequent thereto if Tenant or any of Tenant’s Agents should then use and occupy any portion of the Premises), it will keep in full force and effect, with an insurance company licensed to do business in the Commonwealth of Puerto Rico rated Best A+ or better, and reasonably acceptable to Landlord, at Tenant’s Expenses;

i)	Without deductible, comprehensive (or commercial) general liability insurance, including coverage for personal injury, bodily injury and death, property damage or destruction (including loss of use thereof) and contractual liability as referred to below, in an amount not less than the amount set forth in the BLI Rider and in no events less than One Million Dollars ($1,000,000.00), combined single limit per occurrence,

ii)	All risks coverage, (including but not limited to glass breakage, sprinkler leakage and collapse) upon the execution of this Lease Agreement (whether or not in the course of construction) and Tenant’s property for one hundred percent (100%) of replacement cost including a stipulated (agreed) valuation endorsement;

iii)	Business interruption or extra expense coverage, with a minimum of twelve (12) month indeminity period, on an “all risk” basis, in an amount sufficient to meet at least an eighty percent (80%) coinsurance requirement, reimbursing Tenant for direct and indirect loss of earnings and including coverage for Rent payable under this Lease;

iv)	If not included in the above mentioned policies, Blanket Broad Form Boiler and Machinery Insurance (including business interruption coverage) on all items commonly covered by such insurance and installed by Tenant in amounts reasonably set by Landlord and in no event less than One Million Dollars ($1,000,000.00);

v)	Workers Compensation Insurance and State Disability Benefits Insurance, as required by law; and

vi)	Such other insurance in such amounts as Landlord may reasonably require from time to time. Tenant shall have the right to insure and maintain the insurance coverage set forth in this Article under blanket or umbrella insurance policies covering other premises occupied by Tenant so long as such blanket or umbrella policies comply as to terms and amounts with the insurance provisions set forth in this Lease without the possibility of reduction or coinsurance by reason of, or damage to, any other premises named therein. If the insurance required by this Article shall be effected by any such blanket or umbrella certificates thereof, Tenant shall furnish to Landlord certified copies or duplicate originals of such policies or executed certificates thereof, with schedules thereto attached showing the insurance afforded by such policies applicable to the Premises.

10.3 During the process of any remodeling and/or change in the Premises, Tenant shall require all contractors to provide Workers Compensation Insurance and State Disability Benefits Insurance including the coverage mentioned in (a) above, and completed operations coverage which is to be kept in effect for two (2) years after the completion of the work. Contractor’s policies shall comply with all applicable sections hereof.

10.4 Notwithstanding the fact that any liability of Tenant to Landlord may be covered by Tenant’s insurance, Tenant’s liability shall in no way be limited by the amount of the insurance recovery.

10.5 Upon failure to procure, maintain and place such insurance and pay all premiums and charges therefor, Landlord may (but shall not be obligated to) do so and in such event Tenant shall pay the amount thereof to Landlord within thirty (30) business days after demand. All policies of insurance procured by Tenant shall contain endorsements providing that Tenant shall be solely responsible for the payment of premium therefor notwithstanding that Landlord is named as an additional insured as respects the general liability policy and loss payee as respects that all risks policy as our interest may appear. Duly executed certificates of insurance (including evidence of the waivers of subrogation required pursuant to this Article) or, if required by Landlord or a Lessor or Mortgagee of Landlord, original policies, together with reasonably satisfactory evidence of payment of the premiums therefor, shall be delivered to Landlord on or before the Commencement Date. Any endorsements to any such policies shall also be deposited upon issuance thereof and each renewal or replacement of a policy shall be deposited at least twenty (20) days prior to the expiration of such policy. Tenant shall not carry any separate or additional insurance concurrent in form or contributing in the event of any loss or damage with any insurance required to be maintained by Tenant under this Lease. Further, all policies of insurance procured by Tenant shall be written as primary policies not contributing with nor in excess of coverage that Landlord may carry.

11. FIRE INSURANCE AND CASUALTY INSURANCE

11.1 Landlord shall obtain and maintain insurance against loss or damage by fire and other hazards within the meaning of “extended coverage”, (“Commercial Package Policy”), such as but not limited to, fire and lightning, vandalism and malicious mischief, hurricane, earthquake and flood, with respect to the Premises in an amount that will provide for payment of one hundred percent (100%) of replacement cost, containing “inflation guard” endorsement and provision for compliance with requisites of law in existence at the time of reconstruction which shall increase the reconstruction cost of the building and debris removal, of the building and other improvements now or hereafter constructed upon the Premises.

12 .. INSURANCE REQUIREMENTS

[INTENTIONALLY OMITTED]

13.       FIRE AND CASUALTY DAMAGE

13.1  If the building or other improvements on, comprising or encompassing the Premises should be damaged or destroyed by fire or other casualty, including but not limited to, fire and lightning, vandalism and malicious mischief, hurricane, earthquake and flood, Tenant shall give immediate written notice thereof to Landlord, and Landlord shall be required to repair, rebuild or restore the Premises. If such rebuilding or repairs cannot be reasonable completed by Landlord within one hundred and eighty (180) days from Tenant’s notice of such damage or destruction of the Premises, Tenant shall have the right to terminate this Lease without any further liability to Landlord.

13.2  Notwithstanding the above, Landlord shall not be required to repair, rebuild or restore the Premises if the damage or destruction of the Premises occurs during the last year of the Lease Term then in force and may, at its sole and unrestricted discretion terminate the contractual relationship.

14.       CONDEMNATION

14.1 In the event that all or a portion of the Premises and/or the Property are taken by condemnation or like proceeding or in the event that such is imminent and in the Tenant’s reasonable judgment the remainder of the Premises shall not be suitable for the Tenant to continue its business therein, the Tenant, at the Tenant’s option, may terminate this Lease as of the day possession shall be taken by such authority, and Tenant shall pay rent up to that date, with an appropriate refund by Landlord of such rent as shall have been paid in advance for a period subsequent to said date. Landlord shall be entitled to the entire condemnation award payable with respect to the Premises except that Tenant will be entitled to receive from the condemnation award the value of any unamortized improvement (depreciated over a 10 year basis) made by the Tenant to the Premises in accordance with the terms hereof. To the extent that such claims are recognized by the condemnation authority, and provided that any such awards do not diminish the award payable to the Landlord with respect to the Premises and/or the Property, Tenant, will be entitled to make a separate application to reimburse Tenant, but not against the Landlord, for the value of the Tenant’s unexpired Lease Term and the Tenant’s costs of moving to substitute Premises. Landlord shall not be liable to Tenant and/or Tenant’s creditors, licensees, concessionaires, officers, employees, agents, customers and invites for any damages, loss of property or loss of business which they may suffer as a consequence of Government or public authority expropriation or condemnation of any and/or all parts of the Premises.

14.2  In the event a portion of the Premises is taken by condemnation or like proceeding and in the Landlord’s reasonable judgment the remainder of the Premises is suitable for the Tenant to continue its business therein, the Landlord will restore the remainder of the Premises as promptly as practicable to a satisfactory condition so that the Tenant may continue its operations as nearly as possible in the same manner as before such taking.

14.3 Landlord hereby represents and warrants that, as of the date hereof, there are no condemnation or eminent domain actions or proceedings pending against the Property, the Premises or any improvements thereon, or, to the best of knowledge of Landlord, the threat of any such actions or proceedings.

15. DEFAULT

15.1 In addition to and notwithstanding any other cause or causes of Default which may have been specified within the provisions of the present Lease Agreement any one or more of the following events, hereinafter referred to as “Event of Default”, shall be a default hereunder by Tenant and a breach of this Lease:

(A)       If the Tenant shall violate any covenant or agreement providing for the payment of rent and such violation shall continue for ten (10) business days after written notice to Tenant from Landlord, except that no written notice is required in the case of a second or subsequent failure of payment of rent during any twelve (12) month period; or if Tenant fails to cure, immediately after notice from Landlord, any hazardous condition which Tenant has created or suffered in violation of law or this Lease.

(B)       If Tenant shall be adjudicated bankrupt, whether voluntary or involuntary, or make any general assignment for the benefit of creditors or taken or attempt to rake the benefit of any insolvency or bankruptcy act.

(C)       If a receiver or trustee shall be appointed for a take possession of all or a substantial part of the Tenant’s assets.

(D)       The attachment, execution or other judicial seizure of all or a substantial part of the Tenant’s assets, where such an attachment, execution or seizure is not discharged or contested by Tenant within thirty (30) days.

(E)       If Tenant shall be in default in fulfilling any of the other covenants and conditions of this Lease and such default shall continue for twenty (20) days after written notice thereof from Landlord to Tenant, provided, however, such time period shall be extended if Tenant is proceeding diligently and in good faith and evidence by competent evidence that is in fact proceeding diligently to cure any such default.

(F)       If Tenant shall, assign, mortgage or encumber the Lease or subject the whole or any part of the Premises without the prior specific written consent of Landlord in violation of the terms of this Lease.

(G)       If Tenant fails to take possession of the Premises when possession is tendered by Landlord.

(H)       If the Premises shall have been abandoned; for the purposes hereof the Premises shall be deemed abandoned if Tenant transfers a substantial part of Tenant’s operations, business and personnel from the Premises to another location or fails to carry on its business at the Premises for a period of thirty (30) consecutive business days unless precluded from so doing by reason of casualty or condemnation.

(I)       If Tenant does, or permits to be done, any act which creates a mechanic’s lien or claim, against the Premises are a part and Tenant.

15.2 Upon the occurrence of an Event of Default, Landlord shall have the option to pursue one or more of the following remedies at Landlord’s option:

(A) to terminate this Lease, as well as the rights, titles and interest of Tenant hereunder by giving Tenant a written ten (10) day notice of such intention, and upon the expiration of the time fixed by such notice, the term hereof, as well as the rights, titles and interest of Tenant hereunder shall wholly cease and expire in the same manner and with the same force and effect Landlord may terminate this Lease, in which event unaltered until the expiration of the contract term then in force, as if the date fixed by such notice were the expiration of the term herein originally granted; and Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearage in rent, reenter and take possession of the Premises and expel or remove Tenant. Tenant covenants that Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, as liquidated damages for such default and breach, in addition to any unpaid rent or additional rent accrued to such date, an amount equal to the rent reserved in this Lease from the date of such default and breach to the date of expiration of the contract term herein agreed. Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as termination resulting from Landlord inability to relet the Premise, liquidated damages by reason of any such Event of Default or termination, an amount equal to the maximum amount of any unpaid rent or additional rent accrued to the expiration date of the Lease Term or any extended Lease Term. Landlord shall use good faith and diligent effort to relet the Premises and to mitigate potential damages due from Tenant in an event of Default.

(B) Landlord may reenter and take possession of the Premises and expel or remove in compliance with requisites of law, Tenant and after resurrender of the Premises to Landlord, relet the Premises and receive the rent therefrom. Tenant agrees to pay to the Landlord on demand any deficiency that may arise by reason of such reletting. Landlord shall use good faith and diligent effort to relet the Premises and to mitigate potential damages due from Tenant, Furthermore, Tenant will be liable to Landlord for, and shall pay to Landlord, in addition to the liquidation damages above stated, all of Landlord’s expenses reasonably incurred in connection with reletting, including without limitation, all repossession costs, brokerage and leasing commissions, legal expenses, attorney’s fees, employee expenses, alteration costs and expenses of preparation for such reletting.

16. COVENANT OF QUIET ENJOYMENT

16.1  Landlord warrants that it has full right, authority, and power to execute and perform this Lease and to grant the estate demised herein. Further, the Landlord covenants and warrants that the Tenant will have quiet and peaceable possession and enjoyment of the Premises to the full term of this Lease without hindrance or molestation by Landlord or any third party, including without limitation parties claiming by, through or under Landlord, provided the Tenant is not in default in the performance of any of the covenants and terms of this Lease.

16.2 If Landlord is unable to give Tenant possession of the Premises as herein provided by reason of any cause beyond the control of the Landlord, the Landlord shall not be liable for damages to the Tenant therefore. During the period that the Landlord is unable to give possession, all rights and remedies of both parties hereunder shall be suspended. If Landlord is unable for any reason to give possession of the Premises within one hundred and twenty (120) days of Tenant’s demand therefore following the date provided herein for the Tenant’s occupancy, Tenant, at its sole option, may terminate this Lease by written notice, certified receipt requested, to Landlord and receive a return of all sums paid to Landlord.

17.       SURRENDER OF POSSESSION

17.1 Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Premises to Landlord. Except for ordinary wear and tear and customary depreciation, Tenant shall return the Premises in the same condition in which they were originally received at the Commencement Date, except as improved, repaired, rebuilt, restored, altered or added to as authorized in or required by any provision of this Lease and further except as above provided in the sections herein titled “Fire and Casualty Damage’’ and “Condemnation”, without any reimbursement or additional payment to Tenant. Tenant shall repair any damage to the Premises caused by the removal of Tenant’s personal property at any time before or at the expiration of this Lease. In the event Landlord has, at the time of approval, required removal of any structural alteration or changes to the Premises as a condition to its approval for such alterations or changes, Tenant shall remove such alterations or changes and restore the Premises to their original condition with respect to such alterations or changes, normal wear and tear excepted and further except as above provided in the sections herein titled “Fire and Casualty Damage” and Condemnation. Landlord shall have the option to request the retention of said structural work upon expiration or earlier termination of this Lease, without any further consideration or additional pay to Tenant.

18.       LANDLORD’S RIGHT OF ENTRY

18.1 Upon reasonable prior written notice to Tenant, Landlord and its authorized agents shall have the right to enter the Premises during normal working hours, and all parking areas, walkways, access ways and other common areas of the Property, for the purpose of inspecting the general conditions and state of repair of the Property and the Premises or the making of repairs required of Landlord herein, and take onto the Premises all material that may be required therefor, without the same constituting an eviction (actual or constructive) of Tenant in whole or in part; provided Landlord shall use all reasonable efforts not to interfere with Tenant’s operation. Landlord and its authorized shall not take photographs inside the Premises.

18.2 Tenant shall permit Landlord during the Twelve (12) months prior to the termination of the Initial Term or any Renewal Period or extension thereof to place upon the Premises the usual “For Rent” or “To Let” notices and provide access to the Premises to prospective Tenants, provided Landlord shall use all reasonable efforts not to interfere with Tenant’s operation. This right shall terminate upon Tenants notification to exercise its right to renewal, as herein provided.

19.       HOLDING OVER

19.1 Unless otherwise agreed in writing, should Tenant, or any of its successors in interest, hold over the Premises or any part thereof at the expiration or early termination of the Lease, such holding over shall constitute and be construed as tenancy from month to month only, at a rental equal to Two Hundred percent (200%) of the rent payable, in addition to any additional rent and charges that may apply, during the last month of the immediate preceding Lease term, subject to all other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy and Tenant shall indemnify Landlord against loss or liability resulting from Tenant’s delay in so surrendering the Premises, including without limitation any claims made by any succeeding Tenant founded on such delay. Tenant shall not interpose any counterclaim or counterclaims in an unlawful detailed proceeding or other action based on holdover. Inclusion of this section shall not be construed as Landlord’s consent for Tenant to hold over nor shall there be an extension of this Lease by operation of Law.

20.       SECURITY DEPOSIT

20.1 Upon execution of this Lease, Tenant shall delivered to Landlord a check for the sum equal to $1,600.00 equal to one monthly rental, which sum Landlord may retain in its possession up to thirty (30) working days after Tenant has completely vacated the Premises and Landlord has had an opportunity to inspect same and assure itself that the Premises have been delivered fully and faithfully in strict accordance with the terms and conditions of this Lease Contract. No interest whatsoever shall accrue on this and subsequent deposits delivered by Tenant to Landlord.

20.2 If Tenant shall default in performing any of the terms and conditions of this Lease Contract, Landlord may, apply, use, or retain all or any part of the security deposit for the payment of any basic rental, to other charges in default or for any other expenditures required to be made because of Tenant’s default. In the event that the Landlord shall so apply, use, or retain all or any part of said deposit, Tenant shall, on demand, immediately deposit with Landlord an amount in cash equal to the amount so applied, used or retained. On Tenant’s default in paying Landlord any amount required to restore the security deposit after any application thereof, Landlord shall have the same remedies as for default in payment of rent.

20.3 Tenant commits itself to remit to Landlord in the future additional amount (s) so that Landlord has at all times in its possession the equivalent of $1,600.00 or the amount equal to one monthly rental of the then prevailing rent, as security deposit, said additional sum (s) to be remitted subsequently and within the first thirty (30) days of each lease year and computed on the basis of the rentals which shall apply for said lease year which is commencing forthwith.

21. NOTICES AND DEMAND

21.1 All notices required or permitted herein shall be in writing and shall be sent by certified or registered mail, return receipt requested or any other delivery service providing a delivery receipt. The first (1st) day following receipt of such notice shall be the start date for all time periods stated herein. The giving of notice of termination as provided for herein shall terminate this Lease with the same force and effect as though that date were the date originally specified herein for the expiration of this Lease, unless otherwise provided herein. All notices shall be addressed to Landlord or Tenant, respectively, at the following addresses, or to such other address as the parties may designate in writing from time to time:

LANDLORD

OLYMPIC PROPERTIES, INC.

PMB 370-1353

Carretera 19

Guaynabo, Puerto Rico 00966-2700

E-mail: adelita@olympic-agency.com

TENANT

PROJECT 1493, LLC

1515 Granada Street

Torrimar

Guaynabo, Puerto Rico 00966

E-Mail: ____________________________________

22.       RECORDING OF LEASE

22.1 This Lease shall not be recordable in the Registry of Property, except if Landlord so requires it or with Landlord’s prior consent and approval given at its sole and absolute discretion.

23.       SALE, TRANSFER OR CONVEYANCE

23.1 Landlord covenants and agrees to make the purchaser in any sale of the Property were the Premises are located expressly aware of this Lease and agrees that any sale, transfer or conveyance of the Premises shall be made subject to purchaser’s acceptance and assumption of the leasehold estate created herein. It shall be deemed and construed without further agreement between the parties to this Lease and the purchaser at any such sale, or the transferee or conveyee, as the case may be, that such purchaser, transferee, or conveyee has assumed and agreed to carry out all of the Landlord’s covenants and obligations under this Lease. Nothing in this section shall be construed to affect the Tenant’s rights hereunder provided Tenant performs and observes the covenants and terms of this Lease and Landlord shall be completely released of all further obligations under this Lease accruing from and after the date of such sale. Nevertheless, Tenant shall subordinate its leasehold right to present and future mortgage creditors.

24.       COMPLIANCE WITH LAW

24.1 Tenant shall comply with all laws, rules, orders, ordinances and regulations of the Federal Government and the city in which the Premises are located and the Commonwealth of Puerto Rico, if such are peculiar to the Tenant’s specific occupancy of the Premises or Tenant’s specific business conducted thereon, provided that the Tenant shall not be obligated or required to modify or otherwise improve the Premises in compliance with this section except as required in connection with any improvements to the Premises made by Tenant. Tenant shall comply with all laws, rules orders, ordinances and regulations of the Federal Government and the city in which the Premises are located and the Commonwealth of Puerto Rico if such apply to the Premises or require modification or improvements thereof.

24.2 Tenant shall obtain all governmental licenses, zoning, occupancy and related certificates, and permits necessary for Tenant’s intended use and leasehold improvements. In the event that the Tenant cannot obtain such licenses, certificates and permits, proceeding diligently and in good faith, at its option, Tenant may terminate this Lease by giving written notice to the Landlord, provided such notice is given within ninety (90) days from the Commencement Date, except that such period shall be extended if Tenant is proceeding diligently and in good faith to obtain such governmental approval.

25.       PROHIBITION AGAINST BUSINESS

25.1 Tenant, at its option, may terminate the Lease at any time prior to the expiration of the Lease term if there shall be enacted a provision of any governmental body or agency that shall prohibit or purport to prohibit the ownership or operation of the Tenant’s business by Tenant or on the Premises. Tenant may exercise such option by giving one hundred twenty (120) days written notice to Landlord of Tenant’s intention to terminate this Lease and the reason therefore. All rent and other expenses required hereunder shall be apportioned and paid to the date of the termination. Notwithstanding the above, Tenant shall remain liable for the rents corresponding to one year or until Premises are relet, whichever occurs first.

2 6. INDEMNIFICATION

26.1 Each party (an “Indemnifying Party”) shall indemnify, defend and hold harmless the other party (an “Indemnified Party”) against and in respect of any and all losses, claims, liabilities, of any nature whatsoever (hereinafter, “Claims”), that the Indemnified Party shall incur or suffer, and which arise, result from or relate to any breach of, or failure by the Indemnifying Party to perform, any of its representations, warranties, covenants or agreements contained in this Lease.

26.2 Tenant shall defend, pay, indemnify and save and hold harmless the Landlord and Landlord’s agents and employees from all injury, loss, claim or damage, cost, liability and/or expense (including reasonable attorney’s fees and expenses) in respect to any injury, or death of, any person and/or damage to, or loss or destruction of any property, including property of Landlord, while on the Premises, arising from, related to, or connected with this Lease or the conduct and operation of Tenant’s business in the Premises, and any other damage or loss arising out of, or resulting from, injury to the feelings or reputation of a person including trauma and mental anguish from any cause including as a result of false eviction, false arrest, malicious prosecution, libel, slander, defamation of character, invasion of privacy or wrongful entry by whomsoever and howsoever caused. Landlord shall be and remain solely liable, however, for its own negligent acts or omissions and its willful misconduct and that of its agents, employees and servants, from all Claims arising out of any injury to person or damage to property, resulting from any default by Tenant under this Lease or from the negligence or willful misconduct of Tenant or any agent or employee of Tenant.

26.3 Landlord shall defend, indemnify and hold Tenant harmless from all Claims arising out of an injury to person or damage to property resulting from any default by Landlord under this Lease or from the negligence or willful misconduct of Landlord or any agent or employee of Landlord (including without limitation contractors, subcontractors or other parties employed in connection with the construction, maintenance or operation of the Premises or the Building), and including, without limitation, from and against any and all liability, loss, damage, claim, cost, or expense (including reasonable attorneys’ fees and mechanic’s liens) which may have resulted or may result in connection with any entry upon or inspection of the Premises by Landlord, its employees, agents, assigns, or contractors.

26.4 The Indemnified Party shall promptly notify the Indemnifying Party of the existence of any Claim to which the Indemnifying Party’s indemnification obligations would apply; provided, that the failure to give such notice (other than notice of the commencement of a legal proceeding) shall not adversely affect any right of indemnification under this Agreement.

26.5 In the case of Claims asserted against an Indemnified Party by third-parties, the Indemnifying Party shall be entitled to control the defense of any such legal proceedings, through legal counsel reasonably satisfactory to the Indemnified Party, at the sole expense of the Indemnifying Party, and the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such Claim and shall have the right, but not the obligation, to participate in the defense at its own expense. If the Indemnifying Party elects not to direct such defense, the Indemnified Party will have the right, at its own discretion, to direct such defense at the Indemnifying Party’s sole expense. The Indemnifying Party shall have the right to compromise or settle, with the Indemnified Party’s prior written approval, any third-party Claim or litigation with respect to which the Indemnifying Party is required to indemnify the Indemnified Party. If the Indemnified Party refuses to approve any compromise or settlement recommended by the Indemnifying Party which would have concluded such Claim or litigation but for the Indemnified Party’s failure to give approval, the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to any such Claim or litigation shall not exceed the amount which the Indemnifying Party would have paid pursuant to such proposed compromise or settlement.

26.6 The Indemnifying Party shall pay the full amount of any Claims for which it is liable pursuant to its indemnification obligations under this Agreement as follows:

a.	with respect to any Claim made by the Indemnified Party (not involving any third party claim), such payment shall be made directly to the Indemnified Party not later than thirty (30) calendar days from the date on which the Indemnified Party shall have given notice to the Indemnifying Party of the claim for such indemnification; and

b.	with respect to any indemnification obligation arising with respect to a third party claim, such payment shall be made, at the option of the Indemnified Party, to the Indemnified Party or directly to the third-party with the right to receive any payment with respect thereto (with evidence of such payment provided to the Indemnified Party), within ten (10) calendar days from the date in which such third party claim shall have been finalized or resolved (whether by the entry of a final judgment or order, by settlement, adjustment, or compromise); provided, however, that if such payment is not timely made by the Indemnifying Party, the Indemnified Party shall have the right, but not the obligation, to advance such payment and thereupon to become subrogated in and to all the rights of the third- party receiving such payment, and the Indemnifying Party shall reimburse, upon demand, any amounts so advanced by the Indemnified Party (plus interest thereon at an annual rate equal to the maximum rate prevailing or allowed by any applicable law or regulation at the time for the payment of judgments entered into in the Commonwealth).

27.       HAZARDOUS MATERIAL

27.1 Tenant commits itself to comply with all present and future Federal, Commonwealth of Puerto Rico and Municipality of San Juan environmental statutes, ordinances, regulations and rules relating to the operation and conduct of Tenant’s business at the Premises.

27.2 In the event that the Premises are contaminated by Hazardous material released by Tenant, its officers, employees, or agents (hereinafter called “Tenant’s Release”), Tenant shall indemnify, defend and hold Landlord Harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including without limitation, attorneys’ fees, consultant fees and expert fees) which shall arise during or after the term of this Lease as a result of such contamination. Without limiting the generality of the foregoing, the indemnification provided by this section shall specifically cover costs incurred in connection with any clean-up, remedial, removal or restoration work required by any federal, state or local government agency or political subdivision because of the presence of Hazardous Material in the soil or groundwater on or under the Premises resulting from Tenant’s Release. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Furthermore, at the expiration or earlier termination of this Lease, Tenant shall provide Landlord an environmental study of the hazardous condition of the Premises if requested by Landlord.

27.3       Landlord represents and warrants that, to the best of Landlord’s knowledge, after inquiry, that any handling, transportation, storage, treatment or usage of Hazardous Material that has occurred on the Premises to date has been in compliance with all applicable federal, state and local laws, regulations and ordinances, and that Landlord has been the sole owner and Landlord tenants have been the sole occupants of the Property from the date of its acquisition by Landlord.

Landlord further represents and warrants that no leak, spill, releases, discharge, emission or disposal of any Hazardous Material has occurred on the Premises to date and that the soil or groundwater on or under the Premises is free of Hazardous Material as of the Commencement Date of this Lease, unless expressly disclosed by Landlord to Tenant in writing and attached hereto as an exhibit in this Lease.

27.4       Landlord hereby agrees to indemnify, defend and hold Tenant harmless from all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, attorneys’ fees, consultant fees, and expert fees) which arise from or in connection with the presence or suspected presence of Hazardous Material in the soil or groundwater on or under the Premises unless such Hazardous Material is present in the soil or groundwater on or under the Premises as a result in whole or in part of the Tenant’s Release. Without limiting the generality of the foregoing, the indemnification provided by this section shall specifically cover costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state, or local government agency or political subdivision because of the presence or suspected presence of Hazardous Material in the soil or groundwater on or under the Premises. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

27.5 “Hazardous Materials” as used herein shall mean any pollutant, toxic substance, hazardous water, hazardous material, hazardous substance, or oil as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Clean Water Act, as amended, or any other federal, state or local environmental law, regulation, ordinance, rule or bylaw, whether existing as of the Commencement Date of this Lease, previously enforced or subsequently enacted.

28.       BUSINESS TAXES

28.1 Tenant shall be responsible for all taxes attributable to Tenant, its personal property and its operation of the Premises, and for all taxes which may be imposed to Landlord as a result of Tenant’s operation of the Premises.

29.       SIGNS AND FLAGPOLES

29.1 Subject to, and in compliance with, Federal laws, the laws of the Commonwealth of Puerto Rico and applicable ARPE’s Rules and Regulations, Tenant shall have the right at its sole expense, to place its business name in the reception area of the Premises.

30.       WAIVER OF TRIAL BY JURY

30.1 Landlord and Tenant hereby agree to and do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant.

31.       GOVERNING LAW

31.1 The Lease shall be construed and governed by the Laws of the Commonwealth of Puerto Rico. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision. All negotiations, considerations, representations, and understandings between the parties are incorporated in the Lease, which may be modified or altered only by agreement in writing between the parties. The heading of the several articles and section contained herein are for convenience only and do not define, limit or construe the contents of such articles.

32. ATTORNEY’S FEES

32.1 In the event a suit is filed by either Landlord or Tenant in order to enforce the terms, conditions and covenants of the Lease, the prevailing party in such litigation shall be entitled to reasonable attorney’s fees and other expenses incurred in connection therewith at both the trial and appellate levels.

33.       ASSIGNMENT AND SUBLETTING

33.1 Tenant may not assign the Lease or any interest therein or mortgage or encumber the Lease, or sublet the whole or any part of the demised Premises or permit the use in whole or in part of the Premises by any party other than Tenant, or transfer any interest therein including (without limitation) collateral assignments, concessions, licenses and security agreements without the prior specific written consent of Landlord in each instance, which consent shall nor be unreasonably denied or withheld. Notwithstanding the foregoing, Tenant shall have the right to assign this Lease without the consent of Landlord to any and all if its affiliates and/or any successors in interest.

34.       CAPTION AND PRONOUNS

34.1 The captions are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of the Lease, or the intent of any provision hereof. The neutral singular pronoun shall be deemed to include the masculine, the feminine, and the plural.

35.       SUCCESSORS AND ASSIGNS

35.1 All the covenants, agreements, terms, conditions and undertakings in this Lease shall extend and inure to and be binding upon successors in the interest, transferees, heirs, legal representatives, successors and assigns of the Landlord and Tenant. The term “Landlord” shall mean the person at the time holding record legal or equitable title or interest to the Premises. Nothing in this section shall be interpreted as permitting an assignment of this Lease or a subletting of the Premises, in whole or in part, except as permitted in the above section entitled “Assignment and Subletting”.

36.       BROKERAGE COMMISSIONS

37.1 Landlord and Tenant hereby represent and warrant that neither has engaged or employed any brokers, finders or any other person or entity in connection with transactions contemplated herein who might be entitled to fees or commissions.

37.       SUBORDINATION OF LEASE TO EXISTING OR FUTURE MORTGAGES

37.1 The Lease is entered into by the parties, and the Tenant accepts this Lease, with the understanding that it is subject and subordinate to a mortgage that is now a lien of the Property of which the Premises are a part, and this Lease shall be subject and subordinated to lien of any other mortgage or mortgages which at any time hereafter may be or become a lien or liens on the said land and building.

37.2 The Tenant consents and agrees with the Landlord that the Tenant will execute, at any time hereafter, on demand, any reasonable instruments, releases or other documents that may be required by any present or future mortgage creditor(s) for the purpose of such mortgage or mortgages provided that such instruments include a non-disturbance clause providing for Tenant’s continued occupancy of the Premises so long as Tenant is not in default of this Lease beyond any applicable notice and core period, and that the Tenant’s failure to execute any such instrument, releases or documents shall constitute a default on its part.

38.       INTEREST

38.1      [INTENTIONALLY OMITTED]

39. ADDITIONAL RENT

39.1 All payments that have to be made by Tenant to Landlord during the Lease term, including (but not limited to) reimbursement of amounts paid by Landlord in cases of noncompliance by Tenant of its obligations hereunder, amount paid to third parties due to Tenant’s acts or omissions in violation of this Lease, amount paid for damages or for claims related to environmental problems caused by Tenant, damages suffered as a result of Tenant’s acts or omissions in violation of this Lease or due to Tenant’s non-compliance of its contractual obligations hereunder and attorneys fees and costs in case of Landlord’s prevailing in any judicial actions instituted hereunder, shall be considered as additional rent for all legal purposes thereof.

ENTIRE AGREEMENT

15.1 This Lease constitutes the sole and only agreement of the Landlord and Tenant and supersedes any prior understandings or written or oral agreement between the parties respecting the within subject matter. No amendment, modification, or alteration of the of the covenants and terms of this Lease shall be binding unless the same are in writing, dated subsequent to the date hereof and duly executed by the Landlord and Tenant. This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same Lease.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto caused their duly authorized officers to execute subscribed their names as of the day and year first above written.

LANDLORD:		TENANT:
OLYMPIC PROPERTIES, INC.		PROJECT 14 93, LLC

By:		By:
Name:	MARIA A. ORTIZ MATOS	Name:	David Mitchell
Title:	Auxiliar Secretary	Title:	Authorized Representative